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                           SECOND AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                          THE NETWORK CONNECTION, INC.


          Original Certificate of Incorporation filed with the Secretary of State on December 30, 1986. Such Certificate is being restated, INTER ALIA, to eliminate the ability of stockholders to act by less than unanimous written consent, and to increase the vote of stockholders necessary to amend certain provisions of the Amended and Restated Articles of Incorporation.

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          These restated Articles of Incorporation of The Network Connection,
     Inc. (the "Corporation") were duly adopted by the directors and shareholders of the Corporation in accordance with the provisions of Sections 14-2-1003 and 14-2-1007 of the Georgia Business Corporation Code, and restates, integrates and amends the provisions of the Corporation's Articles of Incorporation as heretofore amended or supplemented. The adoption of these Restated Articles of Incorporation does not result in any reduction in the aggregate amount of the Corporation's capital. The undersigned officers of the Corporation hereby certify and set forth as follows:

                                   ARTICLE I.

          The name of the Corporation is The Network Connection, Inc. (the "Corporation").

                                   ARTICLE II.

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Code of the State of Georgia.

                                  ARTICLE III.

          The Corporation is to have perpetual existence.


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                                   ARTICLE IV.

          The Registered Agent of the Corporation is Wilbur L. Riner and address of the Corporation's Registered Office is 1324 Union Hill Road, Alpharetta, Georgia 30201.

                                   ARTICLE V.

          The aggregate number of shares of capital stock which the Corporation shall have authority to issue is TWELVE MILLION TWO HUNDRED FIFTY THOUSAND (12,500,000) shares consisting of:

               a) 10,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock"); and

               b) 2,500,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

                                     PART A
                                  COMMON STOCK

          1.   GENERAL.

               (a) Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment.

               (b) Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the Delaware General Corporation Law, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after payment to the holders of the Preferred Stock of the Corporation of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

               (c) In the event that the holder of any share of Common Stock shall receive any payment of any dividend on, liquidation of, or other amounts payable with respect to, any shares of Common Stock, which he is not then entitled to receive, he will forthwith deliver the same


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          to the holders of shares of the Preferred Stock, and if in existence, the holders of shares of the Preferred Stock (as their respective interests may appear), as the case may be, in the form received, and until it is so delivered will hold the same in trust for such holders.

               (d) Each holder of shares of Common Stock shall be entitled to one vote for each share of such Common Stock held by him, and voting power with respect to all classes of securities of the Corporation shall be vested solely in the Common Stock, other than as specifically provided in the Corporation's Certificate of Incorporation, as it may be amended, with respect to the Preferred Stock.

                                     PART B
                                 PREFERRED STOCK

          Authority is hereby vested in the Board of Directors of the Corporation to provide for the issuance of Preferred Stock and in connection therewith to fix by resolution providing for the issue of such series, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law.

                                   ARTICLE VI.

          The board of directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

                                  ARTICLE VII.

          Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

                                  ARTICLE VIII.

          Except as provided by Section 14-2-702 of the Georgia Business Corporation Code and the by-laws of the Corporation, special meetings of the shareholders of the Corporation may only be called by the board of directors of the Corporation or by the duly elected officers of the Corporation.

                                   ARTICLE IX.

          All actions taken by the shareholders of the Corporation by written consent and not at a meeting of shareholders must be taken by no less than the unanimous written consent of all shareholders entitled to act with respect


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     to such matter under the provisions of the Georgia Business Corporation
     Code.

                                   ARTICLE X.

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute or by these Amended and Restated Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. The provisions of Article VIII and Article IX of these Amended and Restated Articles of Incorporation shall not be amended by the stockholders of the Corporation other than by a vote of no less than 66.66% of the outstanding shares of the Corporation entitled to vote on such matters as provided by the Georgia Business Corporation Code.

                                   ARTICLE XI.

          No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for types of liability set forth under Section 14-2-832 of the Business Corporation Code of the State of Georgia, or (iv) for any transaction from which the director derived an improper personal benefit.

                                  ARTICLE XII.

          Except as may otherwise be specifically provided in this Amended and Restated Certificate of Incorporation, no provision of this Amended and Restated Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Code upon the Corporation, upon its shareholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Code and the defined and prescribed rights of said persons to indemnification as the same are conferred under the Business Corporation Code. The Corporation shall, to the fullest extent permitted by the laws of the State of Georgia, including, but not limited to Section 14-2-851 et.seq. of the Business Corporation Code of the State of Georgia, as the same may be amended and supplemented, indemnify any and all persons


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     whom it shall have power to indemnify under said Section or otherwise under
     Georgia law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the Georgia Business Corporation Code shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, resolution of shareholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.


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     IN WITNESS WHEREOF, the undersigned hereunto sign their names and affirm that the statements made herein are true and correct under the penalties of perjury this ____ day of June, 1996.


                                    /s/   Barbara L. Riner
                                   ________________________________
                                   Barbara L. Riner, President



ATTEST:


 /s/ James E. Riner
_______________________________
James E. Riner, Secretary